Chrysler Financial DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Distribution Date: 08-Nov-05 Page 1 of 2

Payment Determination Statement Number	6
Distribution Date	08-Nov-05

Dates Covered	From and Including	To and Including
Collections Period	01-Oct-05	31-Oct-05
Accrual Period	11-Oct-05	07-Nov-05
30/360 Days	30
Actual/360 Days	28

	Number of
Collateral Pool Balance Data	Accounts	$ Amount

Pool Balance — Beginning of Period	110,075	1,759,637,383.72
Collections of Installment Principal		38,004,577.43
Collections Attributable to Full Payoffs		26,152,373.59
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		3,063,193.17

Pool Balance — End of Period	106,905	1,692,417,239.53

Pool Statistics		End of Period

Initial Pool Balance (Pool Balance at the Purchase Date)		2,137,500,207.96
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)		79.18%

Ending O/C Amount		154,815,443.83
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)		110.07%

Cumulative Net Losses		4,457,611.34
Net Loss Ratio (3 mo. Weighted Avg.)		0.8830%
Cumulative Recovery Ratio		46.79%
60+ Days Delinquency Amount		6,596,902.31
Delinquency Ratio (3 mo. Weighted Avg.)		0.36630%

Weighted Average APR		6.841%
Weighted Average Remaining Term (months)		47.52
Weighted Average Seasoning (months)		16.15

Chrysler Financial DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)	Distribution Date: 08-Nov-05 Page 2 of 2

Cash Sources
Collections of Installment Principal	38,004,577.43
Collections Attributable to Full Payoffs	26,152,373.59
Principal Amount of Repurchases	0.00	O/C Release (Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,425,285.39	Pool Balance	1,692,417,239.53
Collections of Interest	9,937,883.29	Yield Supplement O/C Amount	(78,965,423.61)

Investment Earnings	195,067.42	Adjusted Pool Balance	1,613,451,815.92
Reserve Account	5,005,000.00

Total Sources	80,720,187.12	Total Securities	1,537,601,795.70

		Adjusted O/C Amount	75,850,020.22

Cash Uses
Servicer Fee	1,466,364.49	Target Overcollateralization Amount	80,672,590.80
A Note Interest	5,083,431.55
Priority Principal Distribution Amount	0.00	O/C Release Period?	Yes
B Note Interest	221,000.00
Reserve Fund	5,005,000.00	O/C Release	0.00
Regular Principal Distribution Amount	68,944,391.08
Distribution to Certificateholders	0.00

Total Cash Uses	80,720,187.12

Administrative Payment
Total Principal and Interest Sources	80,720,187.12
Investment Earnings in Trust Account	(195,067.42)
Daily Collections Remitted	(78,102,408.87)
Cash Reserve in Trust Account	(5,005,000.00)
Servicer Fee (withheld)	(1,466,364.49)
O/C Release to Seller	0.00

Payment Due to/(from) Trust Account	(4,048,653.66)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
Notes	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original

Class A-1 402,000,000 @ 3.26%	6,546,186.78	0.00	6,546,186.78	16.2840467	16,598.22	0.0412891	402,000,000
Class A-2 620,000,000 @ 3.75%	620,000,000.00	557,601,795.70	62,398,204.30	100.6422650	1,937,500.00	3.1250000	620,000,000
Class A-3 680,000,000 @ 4.04%	680,000,000.00	680,000,000.00	0.00	0.0000000	2,289,333.33	3.3666667	680,000,000
Class A-4 240,000,000 @ 4.20%	240,000,000.00	240,000,000.00	0.00	0.0000000	840,000.00	3.5000000	240,000,000
Class B 60,000,000 @ 4.42%	60,000,000.00	60,000,000.00	0.00	0.0000000	221,000.00	3.6833333	60,000,000

Total Notes	1,606,546,186.78	1,537,601,795.70	68,944,391.08		5,304,431.55		2,002,000,000.00

     * Class A-1 Interest is computed on an Actual/360 Basis. Days in current period  28